EXHIBIT 99.1
{Access Letterhead}

ACCESS NEWS

Contact: Company                                                                                                                                                                                                                              Contact: Investor Relations
Stephen B. Thompson                                                                                                                                                                                      Donald C. Weinberger/Alisa Steinberg (media)
Vice President, Chief Financial Officer                                                                                                                                                                    Wolfe Axelrod Weinberger Assoc. LLC
Access Pharmaceuticals, Inc.                                                                                                                                                                                                                                   (212) 370-4500
(214) 905-5100
Andrew Hellman, CEOcast, Inc. for Access Pharmaceuticals
 (212) 732-4300

Access Pharmaceuticals Announces $19.5 Million Recapitalization

-$9.5 Million Institutional Private Placement of Convertible Preferred Stock-

-$10 Million Principal Amount of Debt Exchanged for Convertible Preferred Stock-

DALLAS, TX, November 8, 2007, ACCESS PHARMACEUTICALS, INC. (OTC BB: ACCP) announced today that it has executed arrangements for a $19.5 million recapitalization. The Company has entered into agreements with institutional investors to purchase an aggregate of $9.5 million in gross proceeds of the Company’s newly issued Series A Convertible Preferred Stock. Lead investors in the placement transaction include SCO Capital Partners and Perceptive Life Sciences. In addition SCO Capital Partners, Oracle Partners and certain of their affiliates have agreed to exchange $10 million principal amount of senior debt into Series A Convertible Preferred Stock.

“We are delighted to complete this placement to high-quality institutional investors,” said Stephen R. Seiler, Access’ President and CEO. “The new capital will enable us to further a number of key objectives including pursuing and expanding our clinical trial program for Access’ anti-cancer compound, ProLindac, a novel, proprietary DACH platinum which is currently in Phase 2 development. The exchange of convertible debt for Series A Convertible Preferred Stock also allows us to achieve what was one of our major corporate goals for 2007, which is to simplify our capital structure and replace debt having a short-term maturity with permanent capital.”

Pursuant to the securities purchase agreements, the Company will, subject to the completion of the closing, issue to the new investors Series A Convertible Preferred Stock initially convertible into

        -More-

        Access Pharmaceuticals, Inc.

3,179,999 shares of the Company’s common stock. The investors will also receive warrants to purchase an additional 1,590,000 shares of the Company’s common stock at an exercise price of $3.50. In exchange for their outstanding $10 million principal amount of convertible notes presently convertible into 6,257,544 shares of common stock, the Company will, following the closing, issue to SCO Capital Partners, Oracle Partners and certain of their affiliates, Series A Convertible Preferred Stock initially convertible into 6,792,877 shares of common stock. In addition, the current note holders will receive warrants to purchase 1,669,167 shares of common stock at an exercise price of $3.50.

Closing of the transaction is subject to the fulfillment of customary and usual closing conditions.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM - News) acted as the exclusive placement agent for the transaction.

_________________________________

About ProLindac™:

ProLindac is a novel DACH platinum prodrug which has been shown to be active in a wide variety of solid tumors in both preclinical models and in human trials. Access believes that ProLindac’s unique molecular design potentially could eliminate some of the toxic side effects seen in the currently marketed DACH platinum, Eloxatin, which has sales in excess of $2 billion.

About Access:
Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access' products include ProLindac™, currently in Phase 2 clinical testing of patients with ovarian cancer and MuGard™ for the management of patients with mucositis. The company also has other advanced drug delivery technologies including Cobalamin™-mediated targeted delivery and oral drug delivery. Access has announced the execution of a definitive merger agreement to acquire Somanta. The acquisition of Somanta has not yet closed and the closing is subject to numerous closing conditions. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com .

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: our ability to close the recapitalization transactions, early results from our clinical trial, Access’ plans to continue and initiate clinical trials as well as combination trials, planned dose escalation, the absence of nephrotoxicity, the ability to establish a higher therapeutic index for ProLindac, the value of its products in the market, its ability to achieve clinical and commercial success, its ability to successfully develop marketed products and the ability to obtain or meet the closing conditions in the merger agreement with Somanta Pharmaceuticals, Inc. and applicable regulatory and tax requirements, and to otherwise complete the merger in a timely manner, yet there can be no assurances that the closing conditions will be met or waived or that the transaction will close. These statements are subject to numerous risks, including but not limited Access’ need to obtain additional financing in order to continue the clinical trial and operations and to the risks

        -More-

        Access Pharmaceuticals, Inc.

detailed in Access’ and Somanta’s Annual Reports on Form 10-KSB and other reports filed by Access and Somanta with the Securities and Exchange Commission.

# # #